Exhibit 99.2

NEWS RELEASE	FOR IMMEDIATE RELEASE

MAGNUM HUNTER RESOURCES CORP.
ANNOUNCES NEW
$150 MILLION SENIOR SECURED REVOLVING CREDIT FACILITY

Houston – (Market Wire) – October 26, 2009 – Magnum Hunter Resources Corporation’s (NYSE Amex: MHR, the “Company”) announced today that the Company has received a commitment for a new $150 million three-year term senior secured revolving credit facility (“the new bank facility”) provided by the Bank of Montreal (“BMO”).  The new bank facility will be used for general corporate purposes, including the acquisition of crude oil and natural gas properties

The new bank facility will be governed by a semi-annually redetermined borrowing base value assigned to the Company’s proved crude oil and natural gas reserves.  An initial borrowing base of $25 million has been established.  Based on values assigned to crude oil and natural gas properties which may be either acquired or discovered over time, the Company’s borrowing base may be increased up to a maximum of $150 million commitment level.

All other terms and conditions are those usual and customary for this type of commercial bank borrowing facility.  The applicable interest rate margin for this new bank facility will range from LIBOR plus 2.50% to LIBOR plus 3.50% depending on the actual level of outstanding borrowings.  The final agreement which includes the specific terms and covenants governing the Company’s new bank facility will be filed with the Securities and Exchange Commission at closing.

BMO will act as Lead Arranger, Book Runner and Administrative Agent for the Company’s new bank facility.  It is anticipated that the final closing of this new bank facility will occur by November 15, 2009.

Management Comments

Mr. Ronald D. Ormand, Executive Vice President and Chief Financial Officer of the Company, commented, “As part of our strategy to position the Company for future growth, we are pleased to have received this new $150 million revolving credit facility.  We appreciate the work performed by the senior credit officers at the Bank of Montreal to put this new lending facility into place during a difficult period in the overall financial markets.  Having one of the premier lenders to the North American energy industry approving a $150 million facility is a testament to senior management’s track record with the banking industry, as well as our relationship with BMO in particular.  The new credit facility will allow the Company to make accretive oil and gas property acquisitions to enhance shareholder value.  Magnum Hunter now has increased financial capabilities, allowing the Company to continue moving forward on the growth and acquisition efforts we initiated several months ago.”

About Magnum Hunter Resources

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition of exploratory leases and producing properties, secondary enhanced oil recovery projects, exploratory drilling, and production of oil and natural gas in the United States.

For more information, please view our website at www.magnumhunterresources.com

Forward-looking Statements

 The statements contained in this press release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements may relate to, among other things: (1) the Company’s proposed exploration and drilling operations on its various properties, (2) the expected production and revenue from its various properties, (3) the Company’s proposed redirection as an operator of certain properties and (4) estimates regarding the reserve potential of its various properties.  These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements.  Such factors include but  are not limited to: (1) the Company’s ability to finance the continued exploration, drilling and operation of  its various properties, (2) positive confirmation of the reserves, production and operating expenses associated with its various properties; and (3) the general risks associated with oil and gas exploration, development and operation, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K, Form 10-K/A and Form10-K/A  for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 31, 2009,  April 29, 2009 and September 11, 2009, respectively, and the Company’s Quarterly Reports on Form 10-Q for the quarters ending March 31, 2009 and June 30, 2009, filed on My 11, 2009 and August 14, 2009, respectively. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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Contact:  M. Bradley Davis
Senior Vice President of Capital Markets
bdavis@magnumhunterresources.com
(832) 203-4545